Exhibit 4.16

GLENCORE

I N T E R N A T I O N A L A G

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

CONTRACT NO. 101-22-12153-P

This CONTRACT is made on 12 June 2023.

BETWEEN:	COBAR MANAGEMENT PTY LIMITED
CSA Mine, Louth Road
PO Box 31
Cobar NSW 2835
Australia

(hereinafter called "Seller")

AND	GLENCORE INTERNATIONAL AG
Baarermattstrasse 3
6340 Baar
Switzerland

(hereinafter called "Buyer")

1.	DEFINITIONS:

1 kilogram	=	1000 grams.
1 ounce	=	1 troy ounce of 31.1035 grams.
1 pound	=	453.593 grams.
1 ton	=	1 metric ton of 1000 kilograms or 2204.62 lbs.
1 unit	=	1% of the dry net weight.
AM/PM	=	ante meridiem/post meridiem.
Benchmark Terms	=	Is a set of economic terms which includes the base treatment charge, treatment charge basis (i.e. the copper price being the basis for the treatment charge scales) and treatment charge scale agreed each Calendar Year between Escondida/ BHP, Freeport/Grasberg and the main Asian smelters and as referenced by Brook Hunt /Cru.

Registered address: Baarermattstrasse 3% 6340 Baar % Switzerland
Mailing address: Baarermattstrasse 3 % P.O. Box 1363 % CH-6341 Baar % Switzerland

Telephone +41 41 709 20 00 % Telefax +41 41 709 30 00

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Benchmark Interest Rate	=	means the Bloomberg Short-Term Bank Yield Index (BSBY) administered by Bloomberg for US Dollars and for a period of three months as displayed on the relevant Bloomberg screen, as at or around 7:00 (EST) on the date of Buyer’s advance payment.
Buyer Group	=	means the Buyer and Glencore plc and each of its Related Bodies Corporate.
Calendar Year	=	Shall mean a period commencing on 01 January and ending on 31 December, except for:
(a) the Calendar Year 2023, which shall commence on the effective date of this Contract and end on 31 December 2023; and
(b) the Calendar Year referenced in sub-clauses 8.2.1(b) and 8.2.2(b).
Chinese Trade Restrictions Period	=	shall mean the period of time commencing on the Effective Date and ending on the date that any copper concentrate from Australia is able to be imported into China and exported to China without any restriction.
CIF	=	Cost, Insurance and Freight (according to INCOTERMS 2020).
Cobar Mine	=	shall mean the mine located on the Mining Tenements.
Date and Month of Arrival at discharge port	=	In respect of any shipment of Material shall mean the calendar day on which, respectively the calendar month during which the carrying vessel tendered valid Notice of Readiness (as evidenced in the Statement of Facts) at discharge port or as otherwise stated in the Contract.
Date and Month of Shipment	=	In respect of any shipment of the Material shall mean the calendar day, respectively the calendar month, during which the Bill of Lading is dated.
dmt	=	dry metric tons.
F.O.	=	"Free Out" shall mean that Buyer shall arrange for and bear the expenses of unloading from the vessel's hold at the port of discharge.

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Financier	=	shall have the meaning given to that term in Clause 21.3.
FOB	=	Free on Board (according to INCOTERMS 2020).
GST	=	shall mean any goods and services tax, value added tax or any tax analogous thereto but excludes any statutory late payment interest or penalties.
Incoterms	=	Shall mean the International Chamber of Commerce's Official Rules for the Interpretation of Trade Terms known as Incoterms 2020 or as later amended or replaced.
LBMA	=	London Bullion Metal Association.
LME	=	London Metal Exchange.
Material	=	shall mean all copper concentrate produced by the Seller that is derived from Minerals within the Mining Tenements, produced by the Operations or produced or derived from any ore, minerals or concentrates which are inputted to and/or processed through the Plant (including any ore, minerals or concentrate produced or derived from any mining lease that is not the Mining Tenements) or as further set out in Clause 4. QUALITY below.
Minerals	=	shall mean any and all marketable and metal bearing material in whatever form or state that is mined, produced, extracted or otherwise recovered from the Operations, including any such material contained in tailings, reprocessed materials, waste rock, dumps or stockpiles derived from the Operations and including ore and other products resulting from the milling, processing or other beneficiation of such materials.
Mining Tenements	=	shall mean mining leases (Consolidated Mining Lease No. 5 (CML5), Mining Purpose Lease 1093 (MPL 1093) and Mining Purpose Lease 1094 (MPL 1094)) and the exploration licences (Exploration Licence (CSA Regional) (EL5693), Exploration Licence (Delta) wholly within EL5693 (EL5983), Exploration Licence (Shuttleton), JV with AuriCular Mines Pty Ltd (EL6223) but only to the extent of the beneficial interest the Seller has in EL6223 and Exploration lease (EL6907) but only to the extent of the beneficial interest the Seller has in EL6907), in each case as may be renewed, extended, substituted, replaced or consolidated.

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Operations	=	shall mean the following operations conducted by Seller:
- The exploration and prospecting for and analysis, study, assessment and evaluation of copper, silver and gold within the Mining Tenements and the progressive development of the Mining Tenements;
- The mining, treatment and processing, handling, stockpiling, transportation from and loading of copper ore at the mines within the Mining Tenements;
- All activities necessary for or incidental to the carrying on of the abovementioned activities, including but not limited to the provision of necessary administration and support facilities, power and water, housing for mine employees and contractors, communication facilities and community support and donations; and
- The production of copper concentrate produced from copper ore within the Mining Tenements that is Owned by the Seller.
Owned by the Seller	=	all copper concentrate or copper ore (as applicable) derived from the Minerals within the Mining Tenements and/or produced by the Operations.
Plant	=	shall mean the copper concentrator and associated facilities located at the Cobar Mine.
Proxy Statement	=	shall have the meaning give to it in Schedule 11 of the Share Sale Agreement.

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Related Body Corporate	=	has the meaning it has in the Corporations Act 2001 (Cth).
S.T.	=	“Stowed and Trimmed” shall mean that the Seller shall arrange for and bear the expenses loading the Material free on board of the carrying vessel stowed and trimmed in Ship's hold at port of loading.
SEC	=	means the United States Securities and Exchange Commission.
Security	=	shall have the meaning given to that term in Clause 21.3.
Seller Group	=	means the Seller and each of its Related Bodies Corporate.
Seller Guarantor	=	Metals Acquisition Corporation with ROC#372802 and registered at Suite 400, 425 Houston St, Ft Worth, Texas, 76102.
Share Sale Agreement	=	shall mean the Share Sale Agreement dated 17th March 2022 (Sydney, Australia time), between Glencore Operations Australia Pty Limited, Metals Acquisition Corp. (Australia) Pty Ltd and the Seller Guarantor (amongst others) as amended from time to time.
Shipment Lot	=	shall mean a parcel size of 11’000 (eleven thousand) wmt, plus/minus 10% (ten percent) of Material.
USD and USc	=	Dollars and Cents are United States currency
wmt	=	wet metric tons.
Working / Business day	=	Monday to Friday; Saturday, Sunday and legal holidays in Baar and/or Zurich, Switzerland and/or Cobar, Australia and/or London, United Kingdom excluded.

2.	duration:

This Offtake Contract shall commence on the date of “Completion” as defined in the Share Sale Agreement (‘Effective Date’) and shall continue for the entire life of the Cobar Mine.

Notwithstanding the above, the Contract shall remain in full force until all delivery and financial obligations set out under this Contract have been fulfilled by Buyer and Seller.

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3.	QUANTITY:

3.1	The Seller undertakes to sell, and the Buyer undertakes to purchase and pay for 100% (one hundred) of the Material produced at the Cobar Mine.

3.2	For each Contractual Year after 2023, the Seller shall advise the yearly estimated production forecast to Buyer no later than the 30th November of the preceding Contractual Year. For Contractual Year 2023, the Seller will advise the yearly estimated production forecast to Buyer no later than 6 (six) calendar months after the Effective Date.

3.3	The Seller shall provide Buyer with a quarterly production forecast no later than 7 (seven) calendar days prior to the commencement of the respective calendar quarter and shall provide a monthly rail schedule to Buyer no later than the 1st (first) calendar day of every calendar month.

3.4	The parties acknowledge that the forecasts provided by the Seller to Buyer under sub-clause 3.2 above are forecast estimates only and are not binding on the Seller. However, the Seller must use reasonable endeavours to notify the Buyer if there will be any material variation in any forecast estimate given, without undue delay.

3.5	In case for any reason, Seller fails to deliver the yearly estimated production forecast as set out above, during any Contractual Year, Buyer shall have the option to take such shortfall of tonnage during the immediately following Contractual Year of delivery.

The applicable commercial terms for any quantity to be carried over into the immediately following Contractual Year shall either be those applicable to the Contractual Year of contractual shipment or those of the Contractual Year of actual shipment, in Buyer's option.

3.6	To the extent that the Seller produces direct shipping ore by the Operations or from the Minerals within the Mining Tenements, the Buyer and Seller agree the direct shipping ore shall be sold by Seller and purchased by Buyer within the scope of the contract and Buyer and Seller agree they will negotiate pricing for such ore in good faith.

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4.	QUALITY:

4.1	Cobar copper concentrates with the following indicative assays:

Element	Unit	Min	Max	Typical
B	ppm	0	20	10
Bi	ppm	80	500	120
Cd	ppm	0	500	10
Co	ppm	120	220	160
Mo	ppm	0	10	2
Sb	ppm		900
Be	ppm		<1
Hg	ppm		100
Ni	ppm	20	40	30
Se	ppm	200	300	240
Sn	ppm	300	500	400
Te	ppm		<1
Al2O3%		1	2	2
CaO	%		<1
SiO2%		6	8	7
TiO2%			<1
Fe	%	28	38	35
MgO	%		<1
MnO	%		<1
Cl	ppm	100.0	1000	100.0
F	ppm		1000
Cu	%	25	29	27
S	%	23	30
Pb	%		3
Zn	%		5
Ag	ppm	30	110	90
As	ppm		5000
Mn	ppm	160	240	200

4.2	If for any reason the above mentioned assay changes significantly outside the agreed indicative qualities set out in sub-clause 4.1, Seller will advise Buyer in good time prior to the shipping allocations being made and Buyer and Seller will discuss in good faith in order to overcome any problem that may be created by the change in quality and, if appropriate, will agree an adjustment which reflects the difference in value between the quality of the Material actually produced against the quality as set out in this clause above.

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4.3	The Material shall otherwise be free from deleterious impurities that are harmful to the normal smelting and refining processes or would prevent the Material from being treated by the smelting and refining process of the Buyer's receiving smelter.

4.4	The Moisture Content (which is percentage loss of mass on drying at 105[o]C) of the Material received shall be less than the Transportable Moisture Limit (TML) for the Material as defined by the of the International Maritime Solid Bulk Cargoes (IMSBC) Code of the International Maritime Organization (IMO) prevailing at the time of shipment (or any amendments successor to IMO code regulations addressing safe practices with respect to solid bulk cargos).

4.5	The Seller will provide the Buyer a copy of the Flow Moisture Point (FMP) /Transportable Moisture Limit (TML) test certificate for the current production provided by an Australian Maritime Safety Authority (AMSA) approved testing facility at intervals of not less than six (6) months or if there has been changes to the processing flow sheet that may impact the TML. This includes Material delivered truck or containers for road transport and safety handling requirements. The Buyer has right to reject and/or apply additional costs to condition the Material if the moisture content received exceeds the current Transportable Moisture Limit (TML).

4.6	Buyer shall charge Seller with all the costs resulting from and associated to a claim should the Materials chemical composition not conform to ranges given in the contractual specification as set out under sub-clause 4.1 and such deviance is of material impact on Buyer's receiving smelter smelting and refining processes, or there are deleterious elements found which are not given in the contractual specification and Buyer has faced a financial claim from its receiving smelter.

5.	SHIPMENT:

5.1	Shipment Lots, in bulk, according to a shipping schedule to be mutually agreed on an annual basis between Buyer and Seller during November of the Contractual Year preceding the Contractual Year of shipments, subject to availability of suitable vessel space.

5.2	Seller to provide a cargo declaration at least 35 (thirty five) calendar days prior to the scheduled Month of Shipment. The cargo declaration will include shipment quantity of Material and set load readiness. Laycan shall be as per Buyers vessel nomination and always subject to vessel availability.

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6.	Delivery TERMS:

6.1	Subject to sub-clause 6.2 below, the Material shall be delivered basis CIF or FOB in Buyer’s option and in accordance with the terms as set out below.

6.2	If the Buyer elects to have Material delivered basis FOB and the Buyer’s nominated vessel fails to perform 2 (two) times consecutively, then within 5 (five) Business days of the last of second vessel failure, the nominees of each party as set out in Clause 26. NOTICES shall meet and discuss in good faith and find a mutually agreeable solution.

6.3	For CIF deliveries:

6.3.1	[***] or parity, in Buyer’s option.

6.3.2	Buyer shall name the port of discharge at least 30 (thirty) calendar days prior to the commencement of the Month of Shipment.

6.3.3	Discharge conditions (unless otherwise specified in this Contract including its Appendices), including demurrage and despatch shall be as per Sellers's Charter Party, subject to Buyer's approval (not to be unreasonably withheld or delayed).

6.3.4	Vessel Nominations Sanctions Clause:

6.3.4.1	The Seller warrants, represents and undertakes that it will not nominate any vessel in the performance of its obligations under this Contract:

(a)	which is subject to Sanctions or is registered in a Sanctioned Country or is owned or controlled or managed or chartered by, or has a master who is, a Sanctioned Person (as defined in the Clause 29. SANCTIONS CLAUSE) below titled “Sanctions”);

(b)	which, due to Sanctions, may compromise Buyer’s finance, insurance or other arrangements relating to this Contract and/or the voyage and/or prevent Buyer from involving United States and/or European Union and/or Swiss persons in transactions relating to this Contract and/or the voyage; or

(c)	that has operated, is operating, or will operate, under the term of this Contract in a manner designed to preclude, disguise or otherwise impede the detection of its identity or location, including but not limited to by deactivating its Automatic Identification System ("AIS") or manipulating AIS data, other than where operating in such manner is due to a demonstrable malfunctioning or other similar demonstrable external event beyond the control of the owners and/or operators and/or master of the vessel.

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6.3.4.2	The Seller warrants, represents and undertakes that it is aware of the US Guidance to Address Illicit Shipping and Sanctions Evasion Practices and that it maintains policies and procedures to adequately address such practices and mitigate the related risks.

6.3.4.3	Buyer will have the right to reject any nomination which (i) is made by Seller in breach of the sub-clause 6.3.4.1 here above, or (ii) otherwise involves a vessel that is the subject of any Sanctions (including, but not limited to, vessels that are the subject of Sanctions due to ownership or country of registration, or that appear on any Sanctions list or that have a master who is who is a Sanctioned Person), or (iii) if accepted, would or could, in Buyer’s reasonable opinion, result in a violation of Sanctions or the designation of Buyer as a Sanctioned Person, by serving a rejection notice on the Seller detailing the grounds for the rejection. Service of such notice shall not constitute a breach of this Contract and Buyer shall not be liable to the Seller for any losses, claims, costs, expenses, damages or liabilities arising in connection with any such rejection. If Buyer serves a rejection notice, the Seller shall nominate an alternative vessel within 2 (two) working days after Buyer’s rejection but without prejudice to the other terms and conditions of this Contract which shall remain unaffected (including but not limited to the terms and conditions in relation to the delivery period).

6.3.4.4	Buyer shall be entitled, in its sole discretion and without prejudice to any of its other rights or remedies under this Contract, to exercise any and all of its rights and remedies under sub-clause 6.3.4.5 here below in the following circumstances:

a)	Seller fails to nominate an alternative vessel that complies in all respects with Clause 6.3.4.1 here above within 2 (two) working days after receiving a rejection notice from Buyer under Clause 6.3.4.3 here above and/or Buyer accepting the nomination of the alternative vessel nominated by Seller would or could, Buyer’s reasonable opinion, result in a violation of Sanctions or result in the designation of Buyer as a Sanctioned Person; or

b)	Buyer accepts a nomination in circumstances where:

i)	Seller failed to disclose information in connection with the nominated vessel prior to it being accepted which, had that information been disclosed, would have entitled Buyer to reject the nomination under sub-clause 6.3.4.3 here above; or

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ii)	After accepting the nominated vessel, the accepted vessel becomes a vessel which Buyer would have been entitled to reject under sub-clause 6.3.4.3 here above at the time of nomination;

iii)	After accepting the nominated vessel, the accepted vessel enters or transits though a Sanctioned Country.

6.3.4.5	Upon the occurrence of the circumstances described in sub-clause 6.3.4.4(a) or sub-clause 6.3.4.4(b) here above, Buyer may (without incurring any liability of any nature whatsoever) terminate or suspend all or any part of the Contract with immediate effect by notice to the Seller or take any other action it deems necessary in order for Buyer to comply with applicable Sanctions or avoid Sanctionable Activity, as defined under Clause 29. SANCTIONS CLAUSE. Further and in any event, Buyer may rely on all of its rights and remedies under Clause 29. SANCTIONS CLAUSE below titled “Sanctions”.

6.3.4.6	To the full extent permitted by applicable law, Seller shall indemnify Buyer against any and all costs, expenses, losses and liabilities it incurs as a result of:

a)	Seller breaching any provision of this Clause; and/or

b)	Buyer exercising its rights under any provision of this Clause.

6.3.5	The Material shall be shipped in accordance with IMO Code of Safe Practice for Solid Bulk Cargoes.

6.3.6	The vessel shall furthermore be suitable for draught survey as per conditions stated in the attached Appendix No. 1, performing a constituent part of this Contract.

6.4	For FOB deliveries:

6.4.1	FOB S.T. Newcastle, New South Wales, Australia.

6.4.2	Buyers will instruct owners to keep all involved parties duly informed about vessels itinerary and notices of arrival at loadport.

6.4.3	Seller shall guarantee at load port a loading rate of 10'000 (ten thousand) wmt per workable hatch/hold per WWD SHEX UU (weather working day of 24 consecutive hours, Sundays and holidays excluded, unless used). Remaining loading conditions including demurrage, despatch and shall be as per Buyer's Charter Party.

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6.4.4	Buyer must use its reasonable endeavours to ensure that in relation to each vessel it nominates, the vessel hold shall be shoveled and swept clean before loading.

6.4.5	Seller shall provide at loadport a safe berth always accessible and always afloat at a dock or wharf.

6.4.6	Notice of Readiness (NOR) shall be tendered at the loading port during official port office hours (Office hours shall mean the hours from 08 AM to 05 PM for the days Monday through Saturdays (Sundays and legal holidays excluded) when the vessel is ready in every respect to discharge, whether in berth or not, whether in free pratique or not, whether in customs clearance or not, whether in port or not.

6.4.7	Laytime for loading shall commence at 01 PM the same working day if NOR is tendered until and including 1200 Noon or at 08 AM the next working day if NOR is tendered after 1200 unless loading is sooner commenced in which case actual time used for loading shall count as laytime.

6.4.8	Loading costs of the Material into the carrying vessel, including any extra port charges and/or eventual taxes/dues on cargo to be for Seller's account. Normal port disbursements for vessel to be for vessel's account.

6.4.9	The Material shall be shipped in accordance with IMO Code of Safe Practice for Solid Bulk Cargoes

6.4.10	In the event Buyer elects to take the Material basis FOB S.T. Newcastle, New South Wales, Australia, then the corresponding roll-back from [***] to [***], New South Wales, Australia shall be mutually agreed between Buyer and Seller on a shipment by shipment basis the average of the prevailing spot market rates for lot sizes of 10’000 (ten thousand) wmt. [***]% ([***] percent) of this roll-back shall be paid to Buyer and shall be fully deducted from Buyer’s first provisional payment to the Seller as set out in Clause 10. PAYMENT.

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7.	ISPS Code:

All shipment and delivery of the Material to be shipped hereunder shall comply with the requirements of and conform to the International Code for the Security of Ships and of Port Facilities and the relevant amendments to chapter XI of SOLAS ("ISPS Code" effective since July 1st 2004) and/ or the US Maritime Transportation Security Act 2002 ("MTSA").

The obligations of the Buyer and/ or Seller, which arise out of the ISPS Code and/ or MTSA are defined in the ISPS Code Compliance Agreement, dated 12th December 2005.

8.	PRICE:

The price payable by the Buyer per dmt of the Material shall be the sum of the payments in sub-clause 8.1 less the deductions as specified in sub-clause 8.2 below:

8.1	Payments:

8.1.1	Copper

Pay [***]% ([***] percent) of the final copper content, subject to a minimum deduction of [****] ([***]) unit, at the official LME Cash Settlement Price for Copper Grade "A" in USD, as published on Fastmarkets MB and averaged over the Quotational Period.

8.1.2	Silver

If the final silver content is less than [***] ([***]) grs per dmt of the Material, no payment for silver shall be made by Buyer.

If the final silver content is equal to or above [***] ([***]) grs per dmt of the Material, then pay [***]% ([***] percent) of the final silver content at the London Bullion Brokers Spot Quotation for silver in USc, as published on Fastmarkets MB and averaged over the Quotational Period.

8.1.3	Gold

If the final gold content is less than or equal to [***] ([***]) gram per dmt of the Material, no payment for gold shall be made by Buyer.

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If the final gold content is above [***]([***]) gram per dmt of the Material, then pay [***]% ([***] percent) of the final gold content at the official daily mean of the LBMA AM (morning)/ PM (afternoon) quotation for gold in USD, as published on Fastmarkets MB and averaged over the Quotational Period.

8.2	Deductions:

8.2.1	Treatment Charge:

a)	For as long as the Chinese Trade Restrictions Period exists, the treatment charge for each Calendar Year affected shall be as per the annual Benchmark Terms as set out in Clause 1. DEFINITIONS above) as referenced by Brook Hunt/CRU plus a premium of USD [***] ([***]) per dmt of Material in Buyer’s favour.

b)	Once the Chinese Trade Restrictions Period has ended, the treatment charge for each Calendar Year shall be as per the annual Benchmark Terms as set out in Clause 1. DEFINITIONS above) as referenced by Brook Hunt/CRU.

8.2.2	Copper Refining Charge:

a)	For as long as the Chinese Trade Restrictions Period exists, the copper refining charge for each Calendar Year affected shall be the annual Benchmark Terms (as set out in Clause 1. DEFINITIONS above) as referenced by Brook Hunt/CRU plus a premium of USc [***] ([***]) per each pound of payable copper, in Buyer’s favour, fractions pro rata.

b)	Once the Chinese Trade Restrictions Period has ended, the copper refining charge for each Calendar Year shall be the annual Benchmark Terms (as set out in Clause 1. DEFINITIONS above) as referenced by Brook Hunt/CRU.

8.2.3	However, in the event that by the end of a Calendar Year preceding the Calendar Year of delivery, the annual Benchmark Terms for the respective Calendar Year of delivery as referenced by Brook Hunt/CRU are not available, Buyer and Seller will agree a shipping schedule as well as provisional copper treatment and refining charge for invoicing and payment purposes, which shall be adjusted as soon as the annual Benchmark Terms are known.

Should no agreement have been reached between the parties on the annual Benchmark Terms during the Calendar Year of delivery, then the adjustment described in the immediately preceding paragraph will be postponed into the next Calendar Year until the Benchmark terms become available.

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8.2.4	Silver Refining Charge:

USD [***] ([***]) per each ounce of payable silver, fractions pro rata.

8.2.5	Gold Refining Charge:

USD [***] ([***]) per each ounce of payable gold, fractions pro rata.

8.2.6	Penalties:

a)	Arsenic:

USD [***] ([***]) for each 1’000 (one thousand) ppm that the final arsenic content exceeds [***] ([***]) ppm up to a maximum of [***] ([***]) ppm per dmt of the Material, fractions pro rata.

b)	Fluorine:

USD [***] ([***]) for each 100 (one hundred) ppm that the final fluorine content exceeds [***] ([***]) ppm up to a maximum of [***] ([***]) ppm per dmt of the Material, fractions pro rata.

c)	Chlorine:

USD [***] ([***]) for each 100 (one hundred) ppm that the final chlorine content exceeds [***] ([***]) ppm up to a maximum of [***] ([***]) ppm per dmt of the Material, fractions pro rata.

d)	Mercury:

USD [***] ([***]) for each 1 (one) ppm that the final mercury content exceeds [***] ([***]) ppm up to a maximum of [***] ([***]) ppm per dmt of the Material, fractions pro rata.

e)	Zinc:

USD [***] ([***]) for each 1% (one percent) that the final zinc content exceeds [***]% ([***] percent) up to a maximum of [***]% ([***]) per dmt of the Material, fractions pro rata.

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f)	Lead:

USD [***] ([***]) for each 1% (one percent) that the final lead content exceeds [***]% ([***] percent) up to a maximum of [***]% ([***] percent) per dmt of the Material, fractions pro rata.

g)	Cadmium:

USD [***] ([***]) for each 100 (one hundred) ppm that the final cadmium content exceeds [***] ([***]) ppm up to a maximum of [***] ([***]) ppm per dmt of the Material, fractions pro rata.

h)	Bismuth:

USD [***] ([***]) for each 100 (one hundred) ppm that the final bismuth content exceeds [***] ([***]) ppm up to a maximum of [***] ([***]) ppm per dmt of the Material, fractions pro rata.

i)	Antimony:

USD [***] ([***]) for each 100 (one hundred) ppm that the final antimony content exceeds [***] ([***]) ppm up to a maximum of [***] ([***]) ppm per dmt of the Material, fractions pro rata.

9.	QUOTATIONAL PERIOD:

The Quotational Period for copper, silver and gold shall be in Buyer’s option and to be declared for each metal separately, on a shipment by shipment basis and [***] ([***]) calendar month following the [***] as evidenced by the bill of lading date, basis Swiss time, and shall be either:

-	the average of the [***] ([***]) calendar month following the Month of Shipment as evidenced by the bill of lading date; or

-	the average of the [***] ([***]) calendar month following the Month of Shipment as evidenced by the bill of lading date.

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10.	PAYMENT:

10.1	All payments shall be made in USD and by telegraphic transfer into Sellers nominated bank account.

10.2	Advance Payment:

Upon commencement of this Contract, Seller has the right to request and receive an advance payment of up to [***]% ([***] percent) of the estimated value of [***] ([***]) wmt lot sizes at mine site. Seller shall pay an interest to Buyer from the date of the advance payment until the contractually agreed provisional payment due date at the Benchmark Interest Rate plus [***]% ([***] percent) per annum.

10.3	Provisional Payment:

[***]% ([***] percent) of the estimated value of the Material shall be paid by telegraphic transfer into Seller’s nominated bank account within 10 (ten) Working days after bill of lading date and against Seller’s presentation of copies of the following documents:

a)	Seller’s provisional invoice based on the Seller’s provisional weight and moisture certificate, Seller’s provisional assay certificate and the average of the already known final metal quotations, if applicable, otherwise the average of 5 (five) Business days prior to the bill of lading date;

b)	Full set of 3/3 original "clean on board" Bills of Lading issued;

c)	Seller's provisional weight and moisture certificate;

d)	Seller's provisional assay certificate;

e)	Seller's Certificate of Origin.

f)	Seller’s Original Insurance Certificate covering 110% (one hundred and ten percent) of invoice value (in case of CIF delivery only).

Seller shall courier original documents no later than 2 (two) Working days of issue of original Bill of Lading.

10.4	Final Payment:

10.4.1	The final payment (if applicable) for each shipment or delivery, whichever applicable, of the Material shall be made within [***] ([***] Business Days of Sellers' final invoice, based on final weights, final assays and final metal quotations determined in accordance with Clauses 12 and 13.

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10.4.2	The Buyer and Seller agree to use all reasonable endeavours to ensure that the final weights, final assays and final metal quotations are determined within 45 (forty five) calendar days of samples being provided in accordance with sub-clause 12.5.

10.4.3	If on the date of final settlement, Sellers is indebted to Buyer by reason of having received payments in excess of the amount due in final settlement, then the amount of such indebtedness shall be remitted by Sellers to Buyer promptly in USD and by telegraphic transfer in accordance with Buyer's instructions.

11.	TITLE AND RISK:

11.1	Title to and ownership of the Material of each shipment or delivery shall pass to Buyer upon provisional payment being made in relation to a shipment or delivery in accordance with sub-clause 10.3 above.

11.2	Risk shall pass to Buyer upon the Material has been placed on board of the carrying vessel at the port of loading in accordance with the INCOTERMS 2020.

12.	WEIGHING, SAMPLING AND MOISTURE DETERMINATION:

12.1	Weighing, sampling and determination of the moisture content shall be carried out at discharge port in lot sizes of approximately 500 (five hundred) wet metric ton (wmt) each as specifically agreed between Buyer and Seller or otherwise in accordance with international practice.

12.2	These operations shall be performed under the supervision of an internationally recognised supervision company appointed jointly by Buyer and Seller (the Independent Supervisor). The costs of the supervision company shall be shared equally between Buyer and Seller in case of the conjoint appointment.

12.3	Unless the Parties agree to another form of weight termination, weighing will be determined by shore scale using duly calibrated and certified equipment in accordance with internationally recognised and accepted technical processes.

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12.4	In case of draft survey, the representative of the Buyer, the vessel's appointed draft survey officer and the Seller appointed supervision representative shall jointly perform the draft survey. Each draft survey reading must be unanimously agreed by the three representative surveyors, thus enabling the parties to continue the draft survey until a final undisputed result is attained. Laytime shall end on completion of the final unanimously agreed draft survey.

12.5	The dry weight thus determined will be the final dry weight for settlement purposes.

12.6	The Buyer’s final receiver shall provide 8 (eight) complete sets of sealed samples from each lot for distribution as follows:

-	2 (two) complete sets of sealed samples for Buyer.

-	1 (one) complete set of sealed samples for Seller.

-	2 (two) complete sets of sealed samples for final receiver.

-	1 (one) complete set of sealed samples to be sent to the agreed independent laboratory for final and binding assay between Buyer and Seller

-	2 (two) complete sets of sealed samples to be kept by Independent Supervision company for reserve purposes.

Each sample shall be prepared in the internationally acceptable manner with a minimum sample weight of 250 (two hundred and fifty) grams.

All samples shall be sealed and countersigned by the Independent Supervisor and relevant governmental agencies (if applicable).

13.	ASSAYING:

13.1	The parties may mutually agree that assaying shall be basis final and binding and, in the absence of mutual agreement prior to the commencement of the respective Month of Shipment, it shall be conventional in accordance with sub-clauses 13.2 and 13.3 below.

13.2	Final and Binding:

From the samples taken from each lot in accordance with Clause 12. WEIGHING, SAMPLING AND MOISTURE DETERMINATION above, assaying for the applicable elements will be performed by a mutually agreed internationally recognised laboratory company, from the Umpire List as set out below, conjointly appointed by the Buyer and the Seller on a final and binding basis. These assays provided will govern for final settlement purposes under this Contract.

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The assay costs will be shared equally between the Buyer and the Seller.

13.3	Conventional:

The assays shall be exchanged for copper, silver and gold, or as otherwise mutually agreed, on a lot-by-lot basis and other deleterious elements on a composite basis.

Copper	0.20% (zero decimal two zero percent) per dmt
Silver	10 (ten) grams per dmt
Gold	0.20 (zero decimal two zero) grams per dmt
Fluorine	100 (one zero zero) ppm per dmt
Mercury	2 (two) ppm per dmt
Chlorine	50 (fifty) ppm per dmt

Other Elements: Calculated relative 10.0% (ten decimal zero percent) of the arithmetic mean of the Buyer and the Seller's analysis results will define the calculated splitting limit for the relevant element. For example, if the Buyer’s results are 400 (four hundred) analysis units and the Seller's results are 500 (five hundred) analysis units, the arithmetic mean of the Buyer and the Seller's results would be 450 (four hundred and fifty) analysis units, such that the calculated relative 10% (ten percent) splitting limit would be 45 (forty five) analysis units. The absolute difference is 100 (one hundred) analysis units, so this difference exceeds the calculated 45 (forty five) analysis units splitting limit and the sample will thus go for umpire analysis. Then the exact mean of the 2 (two) results for the relevant specification shall be taken as the agreed assay for final accounting and will be binding on both parties.

(For the purpose of this Clause, Other Elements shall mean to include zinc, lead, cadmium, arsenic, antimony and bismuth.)

In the event of greater difference, the parties shall consult in order to reach an acceptable settlement. In case no agreement has been reached, an umpire assay shall be made by an accredited and internationally recognised umpire laboratory as listed below under sub-clause 13.4 ("Umpire"). Notwithstanding the above, should the Buyer and the Seller's mean assay for penalty elements not exceed the penalty threshold, then the final assay for the element shall not proceed to Umpire for final assay determination.

Should the umpire assay fall between the results of Buyer and Sellers or coincide with either, the arithmetical mean of the umpire assay and the assay of the party which is nearer to the umpire assay shall be taken as the agreed assay. Should the Umpire assay fall outside the exchanged results, the arithmetical mean of the Umpire and the assay of the party which is nearer the umpire’s shall be taken as the agreed assay.

The cost of the Umpire assays shall be borne by the party whose result is further from the umpire’s. The cost of the Umpire assay shall be borne equally by both parties when the Umpire assay is the exact mean of the exchanged results. Assays determined in accordance with this Clause between Buyer and Sellers shall be final and binding between Buyer and Sellers.

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13.4	Umpire List:

Alfred H Knight International Ltd.

Kings Business Park

Kings Drive

Prescot

Knowsley

L34 1PJ

UK

Laboratory Services International BV

Pittsburghstraat 9

3047 BL, Rotterdam

The Netherlands

GLENCORE	Contract No. 101-22-12153-P	Page 22/35

ALS Inspection UK Ltd. (former Stewart Group)

1 A Caddick Road

Knowsley

Prescot, L34 9HP

England

Bureau Veritas UK Commodities Ltd.

2 Perry Road, Witham

Essex CM8 3TU

United Kingdom

Independent Assay Laboratories (IAL)

34 Buckingham Drive

Wangara

Perth

Western Australia 6065

Or as otherwise mutually agreed between the parties.

14.	INCOTERMS:

Unless otherwise specified herein INCOTERMS 2020 and/or any amendments or replacement thereof shall apply.

15.	INSURANCE:

15.1	For CIF delivery:

Insurance shall be covered by Seller with a first-class insurance company from the time when the goods is placed on board the vessel for the full provisional CIF value, subject to later adjustment to the final CIF value, with the addition of the customary 10% (ten percent), calculated in accordance with the terms of this Contract against all risks of loss or damage in accordance with Institute Cargo Clauses (A) Cl. 382 01.01.2009 but extended to cover loss caused by inherent vice or nature, including war in accordance with Institute Cargo Clauses War CL 385 01.01.2009 including strikes, riots, civil commotions in accordance with Institute Cargo Clauses Strikes CL 386 01.01.2009, average irrespective of percentage and claim freely payable in US-Dollars in the country of destination.

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15.2	For FOB delivery:

Insurance will be covered by Buyer from the time when the Material has been placed on board of the carrying vessel at port of loading.

16.	TAXES, TARIFFS AND DUTIES:

16.1	Taxes and Tariffs:

All export taxes, duties and charges (except for GST), whether existing or new on the Material and contained metals or on commercial documents relating thereto or on the cargo itself shall be borne by Seller.

All import taxes, duties and charges, whether existing or new on the Material and contained metals or on commercial documents relating thereto or on the cargo itself shall be borne by Buyer.

16.2	GST

The GST treatment of the supply of Material under this document must be determined pursuant to the laws of the jurisdiction where a taxable transaction for GST purposes is deemed to take place.

If GST is payable on any amount payable to the Seller under this document, the Buyer must pay to the Seller an amount equal to the GST at the rate applicable from time to time, provided that such amount is only required to be paid once the Seller provides the Buyer with a valid GST invoice (applicable in the jurisdiction of supply) in relation to that amount.

16.3	Licenses and permits:

Seller confirms that all the necessary licenses and permits required to export the Material contracted herein have been obtained. Buyer confirms that all the necessary licenses and permits required to import the Material contracted herein have been obtained.

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17.	TOTAL AND PARTIAL LOSS:

17.1	Total Loss / Damage:

In the event of total loss of and/or total damage to the Material after risk of Material has passed over from Seller to Buyer (as set out in Clause 11. TITLE AND RISK) final settlement will be made as soon as all the necessary details are available based on the Bill of Lading wet weight, moisture as per the provisional weight and moisture certificate(s) presented to Buyer (as set out in Clause 10. PAYMENT), assays as per the provisional assay certificate presented to Buyer (as set out in Clause 10. PAYMENT) and otherwise in accordance with the terms of this Contract.

17.2	Partial Loss/Damage:

In the event of partial loss of and/or partial damage to the Material after risk of Material has passed over from Seller to Buyer (as set out in Clause 11. TITLE AND RISK), final settlement shall be made as soon as all the necessary details are available based on the Bill of Lading wet weight, moisture as per the provisional weight and moisture certificate(s) presented to Buyer (as set out in Clause 10. PAYMENT) and the final assays determined in accordance with Clause 13. ASSAYING of this contract on that part of the cargo which has been safely delivered and otherwise in accordance with the terms of this Contract.

18.	FORCE MAJEURE:

18.1	Neither party to this Contract shall be liable for any delay in performing or failure to perform its obligations (except for delay or failure to pay money when due) due to events of Force Majeure including but not limited to war, blockade, revolution, riot, insurrection, civil commotion, strike, lockout, explosion, fire, flood, storm, tempest, earthquake, laws, rules or regulations, applicable sanction laws, including but not limited to prohibitions on export or import and/ or prohibitions applying to a nominated or carrying vessel/means of transport or any other cause or causes beyond the reasonable control of either party whether or not similar to the causes enumerated above. Failure to deliver or to accept delivery in whole or in part because of the occurrence of an event of Force Majeure shall not constitute a default hereunder or subject either party to liability for any resulting loss or damage.

18.2	Upon the occurrence of any event of Force Majeure, the party affected by the event of Force Majeure shall within 3 (three) business days of the occurrence notify the other party hereto in writing of such event and shall specify in reasonable detail the facts constituting such event of Force Majeure. Where such notice is not given within the time required, Force Majeure shall not justify the non-fulfillment of any obligations under this Contract.

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18.3	Both parties agree to use their respective reasonable efforts to cure any event of Force Majeure to the extent that it is reasonably possible to do so, it being understood that the settlement of strikes, lockouts, and any other industrial disputes shall be within the sole discretion of the party asserting Force Majeure.

18.4	Failure to deliver or accept delivery of the Material which is excused by or results of an event of Force Majeure shall extend the term of this Contract for a period equal to the period of such failure. If such a failure caused by an event of Force Majeure shall continue for more than 90 (ninety) calendar days, then the party not having declared Force Majeure shall have the right by written notice to cancel the affected quantity of the Material with immediate effect.

In case Buyer is the party not having declared Force Majeure and by written notice cancels the affected quantity of the Material in accordance with the abovementioned, then Seller and Buyer shall mutually discuss in good faith whether Seller shall be permitted to sell the affected quantity (if any) of the Material to a third party.

18.5	Except by Buyer’s written agreement, the aforesaid shall not apply regarding Material in respect of which the Buyer has booked transportation space and/or the Quotational Period has started or been completed and/or for any Material for which pricing has been established. In these cases Buyer and Seller shall find a reasonable solution for both sides in a fair and equitable manner and any payment already made by Buyer to Seller shall become due for repayment by Seller to Buyer according to Buyer’s instructions upon Buyer’s first request.

19.	SUSPENSION OF QUOTATIONS:

The metal price quotations specified under this Contract are the quotations currently in general use for the pricing of the metal contents of the Material. In the event that any of these price quotations ceases to exist, ceases to be published or should no longer be internationally recognised as the basis of the settlement of the Material contracts, then upon the request of either party Buyer and Seller will promptly consult together with a view to agreeing on a new pricing basis and on the date for bringing such basis into effect. The basic objective will be to secure continuity of fair pricing.

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20.	SET OFF:

Only Buyer may at any time without notice to Seller set off any liability of Seller to Buyer against any liability of Buyer to Seller (in either case howsoever arising and whether any such liability is present or future, liquidated or unliquidated and irrespective of the currency of its denomination) and may for such purpose convert or exchange any currency. Any exercise by Buyer of its rights under this clause shall be without prejudice to any other rights or remedies available to Buyer under this contract or otherwise.

21.	ASSIGNMENT:

21.1	Neither party may assign or transfer or purport to assign or transfer any of its rights or obligations hereunder without the other party's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

21.2	The terms and conditions of this Contract will be binding upon and inure to the benefit of the parties' respective successors and assignees.

21.3	Notwithstanding sub-clause 21.1, the Seller may grant security (whether by way of charge, mortgage or otherwise) (Security) over its right, title and interest in and to this agreement (and all proceeds to be received under it) in favour of a financier (or a security trustee or agent on behalf of one or more financiers) (Financier) to secure, among other things, the acquisition of Seller by the Seller Guarantor, without the consent or approval of the Buyer.

21.4	If requested by the Financier, the Buyer agrees to enter into a tripartite agreement with the Financier and the Seller on such terms as the Buyer may agree, acting reasonably. The Buyer agrees that it cannot unreasonably withhold or delay its agreement to the terms of a tripartite agreement which are consistent with accepted market practice for project financing of a resource-based project, including:

21.4.1	agreement of the Buyer that the creation and existence of, and the exercise by the Financier of any rights under, the Security does not in itself constitute a breach or default under this document or relieve the Buyer from performing its obligations under this document;

21.4.2	the Buyer giving a copy to the Financier of each Default Notice when it gives the notice to the Seller;

21.4.3	the Buyer cannot exercise any right to terminate or suspend its performance of this document unless it has given the Financier a copy of the Default Notice and the Financier (having the right (but not the obligation)) has failed to remedy the default within the relevant cure period specified in the tripartite agreement for a Payment Default or a Performance Default (as the case may be) (or other arrangements acceptable to the Buyer (acting reasonably) are made if the default cannot be remedied, including payment of reasonable compensation to the Buyer). It is acknowledged and agreed that if an Insolvency Event occurs in respect of the Seller, the Insolvency Event itself may be cured by the Financier appointing a receiver or other enforcement official under its Security to the Seller (including the Seller’s rights and obligations under this document) within a time period specified in the tripartite agreement;

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21.4.4	the Financier (or a person nominated by the Financier) having the right (but not the obligation) to "step in" and "step out" of this document (to perform obligations of the Seller under this document while the Security is enforceable); and

21.4.5	in exercising any rights under the Security, the Financier (or agent appointed by it under the Security) can (and must) transfer the rights and obligations of the Seller under this document to another person who acquires the Cobar Mine (Transferee) without the consent of the Buyer provided the Buyer is satisfied that the Transferee has the financial capacity and ability (either itself or through contractual arrangements) to perform all of its obligations under this document and the Transferee first enters into a deed in favour of the Buyer agreeing to be bound by the terms of this document in place of the Seller.

22.	SEVERABILITY:

In the event any of these provisions are and/ or become unenforceable under applicable law, such provision shall be modified or limited in its effect to the extent necessary to cause it to be enforceable. Otherwise such provision shall be severed and the remaining provisions of this contract shall continue in full force.

23.	AMENDMENTS:

No amendment of this Contract shall be effective unless made in writing and signed by authorised representatives of both parties.

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24.	CONFIDENTIALITY CLAUSE:

24.1	The contents of this Contract are confidential. Each party represents and undertakes that they will keep confidential any information concerning the other party or its business, which the other party informs them is confidential or which a reasonable person receiving that information in the same circumstances would regard as being confidential ("Information") and not share it with or disclose it to any other party, unless otherwise agreed in writing between the parties to this Contract.

24.2	Subject to sub-clause 24.3, each party may disclose Information:

24.2.1	to any of the party's officers, employees, agents, contractors, or legal, financial or other professional advisers, in each case to the extent necessary to enable the party to perform its obligations and to exercise its rights under this document;

24.2.2	if and to the extent required by any law or other legal requirement or by the rules or regulations of a recognised stock exchange or government agency applicable to the party or any of its related body corporates or pursuant to any order of a court or other competent authority or tribunal, upon as much notice to the other party as reasonably practicable;

24.2.3	to any actual or potential financiers of a party or any related bodies corporate of the party (including in respect of the Seller, the Financiers), and to the legal, financial or other professional advisers of such financiers, in respect of the Cobar Mine;

24.2.4	to bona fide potential purchasers, transferees or assignees of a party's interest under this document and to their legal, financial or other professional advisers; or

24.2.5	to any actual or potential investors in or purchasers of, and the related bodies corporate and legal, financial or other professional advisers of, any actual or potential investors in or purchasers of, the assets of, or shares in, the Cobar Mine, the Seller or any related bodies corporate of the Seller.

24.3	Any disclosure pursuant to sub-clauses 24.2.3 to 24.2.4 may only be made subject to the person to whom disclosure is made undertaking to keep the Information contained in the disclosure confidential on terms materially consistent with this clause 24.

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24.4	The obligations in this Clause 24 survive any termination or expiry of this document for a period of 2 (two) years.

25.	Entire Agreement:

This Contract including all its amendments and addendums constitutes the entire agreement of the parties and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

26.	NOTICES:

Any notice given by either of the parties hereto to the other under this Contract shall be in writing and shall be sent by registered mail or courier or email and shall be directed at the address and to the attention of the respective persons hereafter. If by email the notice shall be sent to all below listed email addresses. Any such notices shall be effective in accordance with the following:

(a) if sent by registered mail or courier at the time of first service (pursuant to the delivery receipt);

(b) if sent by email:

1)	at the time of confirmation of transmission by the transmitting equipment, but on the consecutive business day if time of transmission has been outside normal business hours at the place of receipt; or,

2)	if the sender’s email system does not generate a transmission confirmation report (unless the sender receives a return email notification that the email was not delivered, undeliverable, or similar) at the time the email is sent, but on the consecutive business day if time of transmission has been outside normal business hours at the time of receipt.

A party shall notify a change of address to the other party.

If to Seller:	COBAR MANAGEMENT PTY LIMITED

Louth Road
PO Box 31
Cobar NSW 2835
Australia
Telefax: +61 2 6836 5140
Attn: Mick McMullen
Email: [***]

GLENCORE	Contract No. 101-22-12153-P	Page 30/35

If to Buyer:	GLENCORE INTERNATIONAL AG
Baarermattstrasse 3
P.O. Box 1363
6341 Baar
Switzerland.
[***]

27.	LIMITATION OF LIABILITY:

In no event shall either party be liable for any indirect or consequential damages (including loss of profits) resulting from its performance or non-performance of its obligations hereunder.

28.	Compliance Clause:

28.1	Each party warrants, represents and undertakes to the other that, in connection with the subject matter of this Contract, it, its affiliates and its or their directors, officers, employees, agents, representatives and any other person acting on its or their behalf:

a)	have complied with, and will comply with, all applicable laws, rules and regulations including, without limitation, sanctions, anti-corruption, anti-money laundering and tax laws; and

b)	have not authorized, offered, promised, paid or otherwise given, and will not authorize, offer, promise, pay or otherwise give, whether directly or indirectly, any financial or other advantage to or for the use or benefit of any government official or any private individual (i) for the purpose of inducing or rewarding that person’s improper performance of their relevant function, or (ii) that would be a breach of any applicable law.

28.2	The Seller shall comply with the Glencore Supplier Standards available at https://www.glencore.com/suppliers, as amended from time to time (the “Glencore Supplier Standards”), the terms of which are incorporated into this Contract.

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28.3	Raising Concerns:

Seller may report any concerns relating to conduct of the Buyer in connection with the subject matter of this Contract that breaches Buyer’s Code of Conduct or underlying policies to its contact at Glencore International AG (Buyer) or through the Buyer’s corporate Raising Concerns Programme, details of which are available at https://glencore.raisingconcerns.org/.

29.	SANCTIONS CLAUSE:

Seller represents and warrants to Buyer as at the date of this Contract and throughout its duration that:

(a)	neither it nor any of its subsidiaries (collectively, the “Company”) or directors, senior executives or officers, or to the knowledge of the Company, any person on whose behalf the Company is acting in connection with the subject matter of the Contract, is an individual or entity (“Person”) that is, or is 50% or more owned or controlled by, a Person (or Persons) that is the subject of any economic or financial sanctions or trade embargoes administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) the U.S. Departments of State or Commerce, the United Nations Security Council (“UNSC”), the European Union (“EU”), Switzerland or any other applicable sanctions authority (collectively, “Sanctions”) or based, organized or resident in a country or territory that is the subject of comprehensive (i.e., country-wide or territory-wide) Sanctions (including, as of the date of signature of this Contract, Crimea, Cuba, Donetsk People’s Republic, Iran, Luhansk People’s Republic, North Korea and Syria) (a "Sanctioned Country") (collectively, a "Sanctioned Person");

(b)	no Sanctioned Person has any beneficial or other property interest in the Contract nor will have any participation in or derive any other financial or economic benefit from the Contract; and

(c)	it will not use, or make available, the Material or funds (as applicable) provided by Buyer in terms of the Contract (i) to fund or facilitate any activities or business of, with or related to any Sanctioned Country or Sanctioned Person, or (ii) in any manner that would result in a violation of Sanctions , or (iii) for any activities or business that could result in the designation of Glencore as a Sanctioned Person (“Sanctionable Activity”); and

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(d)	the Material has not originated or come from or through any Sanctioned Country and shall procure that the Material will not in future come from or through any Sanctioned Country.

Seller will not be in breach of this clause in respect of a Sanctioned Person where the relevant Sanctions are exclusively sectoral sanctions, meaning any Sanctions that do not freeze or block the assets and/or economic resources of a person or comprehensively freeze or block making available funds or economic resources to such person, but merely restrict the ability of certain individuals or entities to access financing or export or import equipment, goods, technology or services, including, for the, avoidance of doubt, the Sanctions imposed under the Sectoral Sanctions Identification List maintained by OFAC (“Sectoral Sanctions”) and where the relevant activity or business is permitted by those Sectoral Sanctions.

If the Seller becomes a Sanctioned Person or if Buyer is of the reasonable opinion that the Seller has breached or will breach this clause, Buyer may (without incurring any liability of any nature whatsoever) terminate or suspend all or any part of the Contract with immediate effect by notice to the Seller or take any other action it deems necessary in order for Buyer to comply with applicable Sanctions or avoid Sanctionable Activity. The Seller shall be liable for any and all costs, liabilities and expenses whatsoever incurred by Buyer due to Buyer exercising its rights under this clause. Any exercise by Buyer of its right under this clause shall be without prejudice to any other rights or remedies of Buyer under the Contract.

30.	PUBLIC FILINGS:

30.1	The parties acknowledge that the Seller Group may be required to prepare and file a Proxy Statement and/or other filings required by the SEC or under the rules of any securities exchange or regulatory authority (‘Public Filings’).

30.2	To the maximum extent permitted by law and/or the rules of any relevant securities exchange, the Seller must, and must procure that the Seller Guarantor will:

(i)	Promptly give notice of the intended disclosure to, and consult with, the Buyer in respect of the form and content of the Public Filings; and

(ii)	Use its reasonable endeavours to minimize the disclosure of any confidential Information in connection with the preparation, filing and distribution of any Public Filings (including through seeking confidential treatment from the SEC or any other relevant securities exchanges or regulatory authorities and applying appropriate redactions where practicable, in each case, in respect of commercially sensitive information of the Buyer Group set forth in this document, whether disclosed in agreed form or final executed copy).

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31.	Governing law AND ARBITRATION:

31.1	Governing Law:

This Contract, including the arbitration clause, shall be governed by, interpreted and construed in accordance with the substantive laws of England and Wales excluding the United Nations Convention on Contracts for the International Sales of Goods of April 11, 1980 (CISG).

31.2	Arbitration:

Any dispute arising out of or in connection with this Contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (LCIA), which Rules are deemed to be incorporated by reference into this Clause. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitration shall be English. The number of arbitrators shall be three (one arbitrator to be appointed by each party, and the third to be chosen by the two party-appointed arbitrators). The parties waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority.

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ACCEPTED:

EXECUTED by Cobar	)
MANAGEMENT PTY	)
LIMITED in accordance with section 127(1) of the Corporations	)
Act 2001 (Cth) by authority of its directors:	)
)
/s/ Peter Kalkandis	)	/s/ Nicholas Talintyre
Signature of director	)	Signature of director/company secretary*
	)	*delete whichever is not applicable
)
Peter Kalkandis	)	Nicholas Talintyre
Name of director (block letters)		Name of director/company secretary* (block letters)
Date signed: 12 June 2023		*delete whichever is not applicable
Date signed: 12 June 2023

Signed and Stamped: GLENCORE INTERNATIONAL AG

/s/ [***]
by its duly authorised person Printed Full Name: [***] Date Signed: 09 June 2023 Stamp:

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APPENDIX NO. 1 to CONTRACT NO. 101-22-12153-P

Vessel conditions suitable for draft survey:

▪	It is the ship's Owners responsibility to provide suitable ship/barges for accurate draft survey performance.

▪	Vessel's master to take any necessary steps in order to prepare the vessel in the most upright condition as possible (low Trim, no List, ballast tanks in full or empty condition) to the actual circumstances in order to minimise all known errors that may arise during draft survey performance.

▪	There are no accepted damages in the ship's body that may influence the water/weight exchange with environment/sea such that it can't be accurately determined.

▪	While the Surveyor is taking draft readings and/or tank soundings, Master is not to take on or pump ballast at load and discharge ports without obtaining permission of the Charterers, and vessel is not to take on, release or switch from one tank or other compartments to another any ballast, fresh water or fuel oil.

▪	Vessel to change minimum ballast condition between surveys.

▪	Vessel to furnish a certified calibration scale with Trim correction for all tanks including fore and aft peaks and double bottom tanks and deeptanks; Plimsoll marks amidships and draft marks on port and starboard sides bow and stern to be clearly cut and marked on shell plating.

▪	Vessel to furnish complete and reliable hydrostatic information (Displacement, TPC, LCF, MCTC, capacity plan, displacement and deadweight scale) and same to be certified and updated by authorised naval register as to its correctness at the time of loading.

▪	Master has to advise any hidden faults of ship/documentation that may affect the weight determination by draft survey method.

▪	Accept +/- 2 cm draft reading precision on smooth sea condition as method tolerance. During heavy swell, the ship's rolling might affect the accuracy of draft readings and actual ballast sounding, consequently allow a larger margin of error for weight determination by means of draft survey.

▪	Accept ZEAL hydrometer (as recommended by Brown's Nautical Almanac) instead of other brands for determination of apparent density in air of the dock water.